Exhibit 5.2
[TORYS LLP LETTERHEAD]
June 11, 2010
To: The Board of Directors of Northgate Minerals Corporation (the “Company”)
     We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by the Company on June 11, 2010, as such may thereafter be amended or supplemented, and in the base shelf prospectus contained therein, under the captions “Legal Matters” and “Interest of Experts.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act 1933, as amended.

Very truly yours,
/s/ Torys LLP